Exhibit 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE

AGREEMENT made this 16th day of August 2004, by and between InteliData Technologies Corporation (“INTELIDATA” or the “Company”) and Michael E. Jennings (“Employee”).

WHEREAS, INTELIDATA and Employee are parties to an “Employment and Non-Competition Agreement” dated June 14, 2000 (the “Employment Agreement”) and an amended and restated “Change in Control Severance Agreement”, effective February 3, 2003 (the “Change in Control Agreement”), which set forth certain rights, benefits and obligations of INTELIDATA and Employee; and

WHEREAS, INTELIDATA and Employee mutually desire to reach an agreement as to the rights, benefits and obligations of INTELIDATA and Employee concerning Employee’s employment with INTELIDATA and his separation from employment,

NOW THEREFORE, the parties agree as follows:

1.	Separation Date. Employee’s last day of employment shall be August 15, 2004 (the “Separation Date”). No additional leave accrual shall occur after the Separation Date. Employee will resign his duties as an employee effective as of the Separation Date. Employee’s separation from employment will not affect his service on the Company’s Board of Directors.

2.	Duties. From the date of this Agreement through the Separation Date, Employee shall be focused primarily on transitioning responsibilities in accordance with the directions of InteliData’s Chief Executive Officer.

3.	Severance Benefits and Consideration. In consideration of the termination of the Employment Agreement, except as set forth in Paragraph 5 below, and the Change in Control Agreement, and entering into the General Release and Waiver set forth in Paragraph 7, below, and Employee’s agreement to continue employment through the Separation Date, INTELIDATA agrees to provide Employee the compensation and benefits (the “Severance Benefits”) set forth below, net of any required withholdings:

a.	Employee shall continue to be paid at his current full salary rate through the Separation Date. Any salary payments earned up to the Separation Date shall be paid on INTELIDATA’s normal pay period for such payments. Employee will continue to participate in all employee benefit plans as he currently participates in the normal course pursuant to their terms through the Separation Date.

b.	Employee will be paid accrued and unused vacation pay through the Separation Date within thirty (30) days of the Separation Date.

c.	All Stock Options and Stock Awards granted to Employee shall not terminate until, and shall continue to vest through, October 31, 2004.

d.	Employee will be allowed to keep the 2000 Toyota Camry automobile that was purchased by the Company and was titled in Employee’s name for administrative purposes and Employee will be taxed on the fair market value of the automobile.

e.	In the event that there is a “Change in Control” of the Company (as defined below) that occurs on or before August 16, 2005, Employee shall be paid a severance payment in cash of $200,000 within thirty (30) days of the date of the Change in Control.

A “Change in Control” shall be deemed to have occurred if the conditions set forth in any one of the following paragraphs shall have been satisfied:

(i) Any Person, or any Persons acting together which would constitute a “group” for purposes of section 13(d) of the Securities Exchange Act of 1934, together with any affiliate thereof shall beneficially own (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) at least 50% of the total voting power of all classes of capital stock of the Company entitled to vote generally in the election of directors of the Company after such event or series of events; or

(ii) Any event or series of events that results in the Directors on the Board of Directors, who were Directors prior to the event or series of events, to cease to constitute a majority of the Board of Directors of any parent of or successor to the Company; or

(iii) The merger, consolidation or reorganization (a) in which the Company is the continuing or surviving corporation, (b) in which the Company is not the continuing or surviving corporation, or (c) pursuant to which the Company’s common stock would be converted into cash, securities or other property, except in the case of either (a), (b), or (c), a consolidation, merger or reorganization of the company in which the holders of the Common Stock immediately prior to the consolidation, merger, or reorganization have, directly or indirectly, at least a majority of the total voting power of all classes of capital stock entitled to vote generally in the election of directors of the continuing or surviving corporation immediately after such consolidation, merger or reorganization in substantially the same proportion as their ownership of Common Stock immediately before such transaction ; or

(iv) The consummation of a tender or exchange offer for shares of the Company’s Common Stock (other than tender or exchange offers made by the Company or Company-sponsored employee benefit plans) for at least 50% of the total voting policy of all classes of stock of the company entitled to vote generally in the election of directors of the Company; or

(v) The sale or transfer of all or substantially all of the assets of the Company to an unaffiliated corporation, Person or entity.

For purposes of this Section, “Person” shall have the meaning given in Section (3)(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof; however, a Person shall not include (i) the Company or any of its subsidiaries or affiliates, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its subsidiaries, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.

The Severance Benefits shall be the sole consideration due from INTELIDATA to Employee relating to Employee’s employment with INTELIDATA and his separation from employment and in return for the General Release and Waiver in Paragraph 7, below. Employee accepts the Severance Benefits as a final accord and satisfaction of all payments due from the Company relating to Employee’s employment. Employee understands that by offering these Severance Benefits and entering into this Agreement, INTELIDATA does not admit liability for any wrongful or unlawful act in connection either with Employee’s separation from employment or with making this offer.

4.	Consulting Agreement. The parties agree to enter into a Consulting Agreement effective on the Separation Date whereby the Company shall have the right to obtain consulting services from the Employee after the Separation Date. Employee also agrees that, upon request of the Company, he will provide a reasonable level of consulting services and participate in the due diligence process related to a potential Change in Control transaction as contemplated in Section 3(e) above.

5.	Employment Agreement. The “Employee Confidentiality and Nondisclosure Agreement” Employee entered into effective as of July 13, 2000 shall survive the Separation Date and Employee’s termination of employment. The Employment Agreement shall terminate on the Separation Date; provided however, the provisions of Sections 4 and 5 of the Employment Agreement regarding “Non-Competition, Non-Hire, Non-Disparagement” and “Confidentiality” shall survive termination in accordance with their terms. Any breach of such provisions shall be grounds for termination of the payments described in this Agreement.

6.	Change in Control Agreement. The amended and restated Change in Control Agreement shall terminate as of the Separation Date.

7.	Employee General Release and Waiver. Employee voluntarily and knowingly executes this General Release and Waiver in consideration of the Severance Benefits set forth in Paragraph 3 above. With the intention of binding Employee, Employee’s heirs, and Employee’s personal and/or legal representatives, successors, and assigns, Employee does hereby waive, release, and forever discharge InteliData and/or its successors, assigns, subsidiaries, including, without limitation, Home Account Holdings, Inc. and Home Account Network, Inc., affiliated or related entities, and/or its owners, officers, employees, directors, agents, and representatives (“InteliData and its Affiliates”) of all charges, complaints, causes of action, and claims of any kind, including but not limited to claims under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act, the Rehabilitations Act of 1973, WARN Act, any other federal, state or local law prohibiting discrimination on account of Employee’s race, color, sex, marital status, national origin or any disability Employee may have, for wrongful termination and any or common law, for back pay, overtime wages, front pay, lost benefits, compensatory damages, liquidated damages, punitive damages, attorneys’ fees and costs, or any other damages arising from events, acts, or omissions which occurred prior to the date the Employee executes this Agreement, whether such claims are presently known or hereafter discovered. This release of claims includes but is not limited to: 1) any claims the Employee may have arising from the terms and conditions of his employment by InteliData, its subsidiaries and affiliates or his termination from employment, 2) any claim for reemployment or reinstatement with InteliData or any affiliated company; and 3) any claims for attorney’s fees, settlement costs, or any other costs incurred by Employee in connection with entering into this Agreement. This waiver does not apply to any rights or claims that relate to events which may occur after the date this Agreement is effective.

8.	Period for Revocation. With respect to the General Release and Waiver in paragraph 7, Employee agrees and understands that Employee is specifically releasing all claims under the Age Discrimination in Employment Act (ADEA), as amended, 29 U.S.C. § 621 et seq. Employee states that his waiver of ADEA claims is knowing and voluntary, and he understands that he is forever releasing InteliData and its Affiliates and covenanting not to sue with respect to such claims. Employee further acknowledges that Employee has had, or waives his right to have, at least twenty-one (21) days to consider this Agreement to waive and release any claims he might have against InteliData and its Affiliates, including claims under the ADEA. This Agreement shall become effective and enforceable seven (7) days after the date it is executed, and Employee understands that he has the right to review it with an attorney of his choice and to revoke this Agreement at any time within that seven (7) day period. If the end of the revocation period falls on a Saturday, Sunday or legal holiday in they Commonwealth of Virginia, the revocation period will be extended until the next day that is not a Saturday, Sunday or legal holiday. If Employee elects to revoke this Agreement within this seven day period, Employee must do so by delivering a written notice of revocation to the INTELIDATA CEO no later than 5:00 p.m. on the seventh day after Employee has signed the Agreement. If Employee fails to sign this Agreement, or if Employee revokes the Agreement before the expiration of the seven day period, this Agreement shall be cancelled and void and neither party shall have any rights or obligations arising under it and Employee shall not be entitled to receive any benefits or payments under this Agreement.

9.	No Employee Assignment. This Agreement may not be assigned, in whole or in part, by Employee and shall fully bind, and inure to the benefit of, the heirs, successors and representatives of the parties.

10.	Acknowledgment. Employee acknowledges that Employee has read and understands the Agreement and executes it voluntarily and without coercion. Employee further acknowledges that Employee is hereby advised of Employee’s right to consult with an attorney of Employee’s choice at Employee’s own expense prior to executing this Agreement. Finally, Employee acknowledges and agrees that the payments and promises reflected in this Agreement constitute good and sufficient consideration for the foregoing waiver and release, as well as the other promises made herein, and exceed anything of value to which Employee is owed by InteliData. Employee acknowledges he is responsible for any tax consequences of the payments made pursuant to this Agreement.

11.	Entire Agreement. The Agreement is the final and complete agreement between the parties as to the subject matter herein, and shall, to the extent it conflicts with any prior oral or written agreement between the parties, supercede such prior agreements with the exception of executed Confidentiality and Non-Disclosure Agreements, the “Non-Competition, Non-Hire, and Non-Disparagement” provisions contained in Section 4 of the “Employment and Non-Competition Agreement”, dated June 14, 2000, between the Company and Employee, and executed Stock Option/Stock Award Agreements, which all shall survive pursuant to their terms except as otherwise modified by this Agreement. No modification of this Agreement shall be made unless in writing and signed by both parties. Neither party shall disclose the contents of this Agreement to any third party, except as may be required by law. This Agreement shall be governed by the laws of the State of Virginia. It shall be interpreted according to the fair meaning of its terms and not strictly in favor of, or against, any party. Nothing herein shall eliminate or affect Employee’s rights under any Company employee benefit plan to the extent Employee is vested therein. Employee’s eligibility for and rights to benefits under such plans shall be determined in accordance with the applicable plan documents.

EMPLOYEE		INTELIDATA TECHNOLOGIES CORPORATION
/s/ Michael E. Jennings	BY:	/s/ Alfred S. Dominick, Jr.
Michael E. Jennings		Alfred S. Dominick, Jr.
Chief Executive Officer